Exhibit 99

Ex. 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of the foregoing statement on Schedule 13G, and amendments thereto, with respect to the Ordinary Shares beneficially owned by each of them of Atlantic Alliance Partnership Corp. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 8th day of May, 2015.

SILVER ROCK FINANCIAL LLC

By:	/s/ Ralph Finerman
Name:	Ralph Finerman
Title:	Manager

MOUNTE LLC

By:	/s/ Ralph Finerman
Name:	Ralph Finerman
Title:	Manager

RALPH FINERMAN

/s/ Ralph Finerman

CARL MEYER

/s/ Carl Meyer